Exhibit 99.1

PACKETEER®, INC. ANNOUNCES RECORD THIRD QUARTER FINANCIAL RESULTS

CUPERTINO, Calif. – October 16, 2003 – Packeteer®, Inc. (NASDAQ: PKTR), a leading provider of application traffic management systems, today announced record revenues and results of operations for the quarter ended September 30, 2003.

Net revenues for the third quarter 2003 were $18.4 million, compared with $17.5 million for the second quarter 2003, an increase of 5%. Net revenues for the third quarter 2002 were $14.0 million. Net income for the third quarter 2003 was $3.0 million or $0.09 per share. This compares to second quarter 2003 net income of $2.6 million or $0.08 per share. The third quarter 2002 net income was $1.2 million or $0.04 per share.

The balance sheet at the end of Q3 2003 remained strong. Cash, cash equivalents and investments of $79.5 million at September 30, 2003 were $3.2 million higher than the balances of $76.3 million at June 30, 2003. Accounts receivable of $8.8 million at September 30, 2003 represented 44 days sales outstanding compared to 40 days sales outstanding at June 30, 2003. Total inventories of $2.3 million at September 30, 2003 were $400,000 higher than the June 30, 2003 balance of $1.9 million.

“We have again delivered strong financial performance for the third quarter 2003. In this ongoing difficult economy, I am delighted that we have once again delivered increased revenues and profits”, stated Dave Côté, President and CEO. “Going forward, we continue to plan for additional revenue and profit growth.”

“As customers continue to focus on maximizing their existing IT infrastructure, Packeteer products help them meet this goal by increasing performance of their applications, while reigning in costs. We believe that the increased use of open networks and the Internet in enterprise environments continues to cause increases in network congestion and a corresponding degradation in application performance and that our products allow companies to reverse performance degradation and fight network congestion.”

A Conference Call with company management will be held Thursday, October 16, 2003 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.fulldisclosure.com. A replay of the call will be available on the website until October 23, 2003. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.

About Packeteer

Packeteer (NASDAQ: PKTR) is a leading provider of application traffic management systems designed to enable enterprises to gain visibility and control for networked applications, extend network resources and align application performance with business priorities. For service providers, Packeteer systems provide a platform for delivering application-intelligent network services that control quality of service, expand revenue opportunities and offer compelling differentiation. The Company’s products are sold through more than 100 resellers, distributors and system integrators in more than 50 countries. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.

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Safe Harbor Clause

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding future revenues and profitability, spending levels by existing and prospective customers, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 21, 2003, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.

Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Net revenues
Product revenues	$15,143	$12,006	$43,861	$33,879
Service revenues	3,289	2,031	8,827	5,509

Total net revenues	18,432	14,037	52,688	39,388
Cost of revenues
Product costs	3,162	2,379	9,084	7,215
Service costs	1,096	805	3,216	2,156

Total cost of revenues	4,258	3,184	12,300	9,371

Gross profit	14,174	10,853	40,388	30,017
Operating expenses:
Research and development	3,038	2,725	8,886	8,108
Sales and marketing	6,546	5,825	19,390	16,825
General and administrative	1,357	1,152	4,062	3,431
Stock-based compensation	—	73	19	312

Total operating expenses	10,941	9,775	32,357	28,676

Operating income	3,233	1,078	8,031	1,341
Other income, net	72	309	541	727

Income before provision for income taxes	3,305	1,387	8,572	2,068
Provision for income taxes	330	139	857	207

Net income	$2,975	$1,248	$7,715	$1,861

Basic net income per share	$0.09	$0.04	$0.25	$0.06

Diluted net income per share	$0.09	$0.04	$0.24	$0.06

Shares used in computing basic net income per share	31,896	30,285	31,404	30,122

Shares used in computing diluted net income per share	32,858	30,427	32,522	30,343

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2003	2002

Assets:
Cash, cash equivalents and investments	$79,509	$65,474
Accounts receivable, net	8,793	7,145
Inventories	2,349	2,291
Property and equipment, net	2,432	3,027
Other assets	1,905	1,975

Total assets	$94,988	$79,912

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$8,934	$8,212
Line of credit	—	1,000
Leases and note payable	753	1,331
Deferred revenue	8,208	5,968

Total liabilities	17,895	16,511
Stockholders’ equity	77,093	63,401

Total liabilities and stockholders’ equity	$94,988	$79,912